Exhibit 99.1

TTM Technologies, Inc.	Contact:
Sameer Desai,
Senior Director, Corporate Development & Investor Relations
sameer.desai@ttmtech.com
714-327-3050

TTM Technologies, Inc. Updates Fourth Fiscal Quarter Outlook, Sets Date for Q4 FY18 Earnings Release and Makes Additional Debt Payment

Costa Mesa, CA—January 14th, 2019—TTM Technologies, Inc. (NASDAQ:TTMI), a leading global printed circuit board (“PCB”) and radio frequency (“RF”) components manufacturer, announced today that fourth quarter revenues are expected to be in the range of $705 million to $715 million compared to previous guidance of $720 million to $760 million, and that non-GAAP net income attributable to shareholders is expected to be between $0.46 and $0.50 per diluted share as compared to previous guidance of $0.44 to $0.50 per diluted share.

“In the fourth quarter, TTM saw year on year declines in the cellular and automotive end markets partially offset by growth in the aerospace and defense and computing end markets that will result in revenues below our previous guidance,” said Tom Edman, CEO of TTM. “However, strong operational and expense management is expected to result in profits better than previously forecasted. In addition, we were able to repay $30 million of our Term Loan B in December, bringing total debt repayments to $114 million since the close of our acquisition of Anaren on April 18th, 2018.”

TTM will release its fourth quarter 2018 financial results and outlook for the first quarter of 2019 after the market closes on Wednesday, February 6th, 2019 and host a conference call at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to discuss its fourth quarter 2018 performance.

Telephone access is available by dialing 866-548-4713 or international 323-794-2551 (ID 3216797). The conference call will also be simulcast on the company’s website, www.ttm.com, and will remain accessible for one week following the live event.

Management from TTM will also be presenting at the Needham Growth Conference at the Lotte Palace Hotel in New York, tomorrow, January 15th at 4:50pm ET. The presentation will be webcast on the company’s website, www.ttm.com.

About TTM

TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and volume production of technologically advanced PCBs, backplane assemblies and electro-mechanical solutions as well as a global designer and manufacturer of RF and microwave components and assemblies. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.

TTM Technologies, Inc.	Contact:
Sameer Desai,
Senior Director, Corporate Development & Investor Relations
sameer.desai@ttmtech.com
714-327-3050

About Our Non-GAAP Financial Measures

This release includes information about TTM’s non-GAAP net income and non-GAAP earnings per share, all of which are non-GAAP financial measures. TTM presents non-GAAP financial information to enable investors to see TTM through the eyes of management and to provide better insight into TTM’s ongoing financial performance.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. TTM compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

With respect to the Company’s outlook for non-GAAP net income attributable to stockholders per diluted share, we are unable to predict with reasonable certainty or without unreasonable effort certain items that may affect such measure calculated and presented in accordance with GAAP. Our expected non-GAAP net income attributable to stockholders per diluted share excludes primarily the future impact of restructuring actions, impairment charges, unusual gains and losses, and tax adjustments. These reconciling items are highly variable and difficult to predict due to various factors outside of management’s control and could have a material impact on our future period net income attributable to stockholders per diluted share calculated and presented in accordance with GAAP. Accordingly, a reconciliation of non-GAAP net income attributable to stockholders per diluted share to such measure calculated and presented in accordance with GAAP is not available without unreasonable effort and has not been provided.